SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2014

LIGHTCOLLAR, INC.

(Exact name of Company as specified in its charter)

Nevada	333-103621	42-1771342
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
2248 Meridian Blvd Ste H. Minden, Nevada 89423
(Address of principal executive offices)
(303) 250-0775
(Company’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[  ]. Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]. Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]. Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]. Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIGHTCOLLAR, INC.

Form 8-K

Current Report

Item 5.03 – AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS

On December 2, 2014, Lightcollar, Inc., a Nevada corporation, (the “Company”), with the approval of its board of directors and its majority shareholders by written consent in lieu of a meeting, filed a Certificate of Amendment (the “Certificate of Amendment”) with the Secretary of State of Nevada. As a result of the Certificate of Amendment, the Company has, authorized a forward split (the “Forward Split”) of its issued and authorized common shares, whereby every One (1) old share of common stock will be exchanged for Five (5) new shares of the Company's common stock. As a result, once the Forward Split is declared effective by the Financial Industry Regulatory Authority (“FINRA”), the issued and outstanding shares of common stock will increase from  Five Million Six Hundred Fifty Thousand (5,650,000) common shares prior to the Forward Split to Twenty Eight Million Two Hundred Fifty Thousand (28,250,000) common shares following the Forward Split.  Fractional shares will be rounded upward. The Forward Split shares are payable upon the surrender of certificates to the Company's transfer agent. The Certificate of Amendment specifies that the effective date of the Forward Stock Split with the Nevada Secretary of State is December 15, 2014; however, the effectiveness of the Forward Stock Split is subject to approval by FINRA.

The Company has submitted an Issuer Company-Related Action Notification Form to FINRA regarding the Forward Stock Split. FINRA’s approval of the Forward Stock Split is currently pending.

The Company will file a subsequent Current Report on Form 8-K upon receipt of approval from FINRA announcing the effectiveness of the Forward Stock Split. A copy of the Certificate of Amendment is filed hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 9.01 – FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Description of Exhibit
3.1	Certificate of Amendment dated, December 2, 2014, filed with the Secretary of State.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTCOLLAR, INC. Date: December 8, 2014 By: /s/ Matveev Anton Matveev Anton President, CEO and Chairman of the Board